Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2021 (except for the effects of the stock split and the implementation of the dual class common stock structure as discussed in Note 16 to the financial statements, as to which the date is March 8, 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-253314) and related Prospectus of Olo Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

New York, New York

March 8, 2021